UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________

FORM 8-K
_____________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 1, 2014

LHC GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	8082	71-0918189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 West Pinhook Rd., Suite A
Lafayette, LA 70503
(Address of Principal Executive Offices, including Zip Code)

(337) 233-1307
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           LHC Group, Inc. (the “Company”) and Keith G. Myers have entered into an Amended and Restated Employment Agreement (the “New Employment Agreement”) effective April 1, 2014, pursuant to which Mr. Myers will continue serving as the Company’s Chief Executive Officer.  The New Employment Agreement amends and restates his prior employment agreement with the Company that was automatically extended on December 31, 2013, and was due to expire on December 31, 2014.  The New Employment Agreement is effective April 1, 2014, and expires on March 31, 2017, but will automatically extend for additional one-year periods on each April 1st thereafter unless, upon not less than six months advance notice, either the Company or Mr. Myers notifies the other of its intent to terminate the New Employment Agreement as of the next March 31st.

Pursuant to the New Employment Agreement, Mr. Myers will receive an annual base salary of $655,000, which may be increased (but not decreased) from time to time by the Compensation Committee of the Board of Directors of the Company in connection with an annual review of Mr. Myers’ performance and compensation, and will be eligible to participate in all incentive, savings and retirement plans, practices, policies, and programs available to senior executive officers of the Company.

The New Employment Agreement may be terminated by the Company at any time with or without “cause” (as defined therein), or by Mr. Myers with or without “good reason” (as defined therein).  The New Employment Agreement also will immediately terminate upon Mr. Myers’ death or retirement, and will terminate after Mr. Myers’ failure to return to full-time work performance within thirty days of the Company’s notice of its determination that a disability (as defined therein) of Mr. Myers had occurred.  In the event the New Employment Agreement terminates due to his death or disability, all stock options and other equity awards held by Mr. Myers will become immediately vested and exercisable.

In the event the Company terminates his employment other than for cause or his disability, or Mr. Myers terminates his employment for good reason, then, Mr. Myers would receive (a) amounts payable to him through the effective date of such termination for base salary and any incentive benefits that accrued to him prior to such termination; (b) a pro-rata portion of his annual bonus earned through the date of termination; (c) a lump sum severance payment calculated as follows: (i) if the termination is before or more than two years after a change of control, the payment shall be equal to 1.5 times the sum of (x) his base salary at the time of termination, and (y) the greater of the average of the annual cash bonuses earned by him for the two fiscal years in which annual bonuses were paid immediately preceding the year of termination, or his target bonus for the year of termination, or (ii) if the termination occurs within two years after a change of control, the payment shall be equal to 2.5 times the sum of (x) his base salary at the time of termination, and (y) the greater of the average of the annual cash bonuses earned by him for the two fiscal years in which annual bonuses were paid immediately preceding the year of termination, or his target bonus for the year of termination; (d) immediate vesting of all stock options and other equity awards, if the termination occurs within two years of a change of control, or continued vesting of his equity awards, if the termination occurs before or more than two years after a change of control and executive complies with the applicable non-competition provisions; and (e) payment of certain health and welfare benefits.

In the event the Company terminates his employment for cause or due to his disability, or he terminates his employment other than for good reason, then Mr. Myers would receive (a) amounts payable to him through the effective date of such termination for base salary and any incentive benefits that accrued to him prior to such termination; and (b) payment of certain health and welfare benefits.

The New Employment Agreement provides that if all or any portion of the payments or benefits payable to Mr. Myers under the New Employment Agreement would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Company shall reduce the payments and benefits payable to Mr. Myers to the extent necessary so that no part of any benefits that are treated as “parachute payments” for purposes of the applicable federal income tax rules, but only if the net after-tax benefit (as defined therein) resulting from such reduction exceeds the net after-tax benefit if such reduction were not made.

The New Employment Agreement also contains confidentiality, non-compete, and non-solicitation covenants that apply during its term and for a two-year period after termination of employment (or for a six-month period if the termination occurs within two years after a change of control).

The New Employment Agreement, which is included as Exhibit 10.1 to this current report on Form 8-K, is incorporated by reference herein and the above descriptions are qualified in their entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

An exhibit to this current report on Form 8-K is listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

(d)           Exhibits

EXHIBIT NO.	DESCRIPTION

10.1	Amended and Restated Employment Agreement by and between LHC Group, Inc., a Delaware corporation, and Keith G. Myers, effective as of April 1, 2014.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.

By:	/s/ Jeffery M. Kreger
Jeffery M. Kreger
Executive Vice President and Chief Financial Officer

Dated: April 4, 2014

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

10.1	Amended and Restated Employment Agreement by and between LHC Group, Inc., a Delaware corporation, and Keith G. Myers, effective as of April 1, 2014.